April 24, 2007

Securities and Exchange Commission 100 F Street, NE Washington, DC 20549

Western Goldfields Inc. 2 Bloor Street West, Suite 2102 Toronto, Ontario M4W 3E2

Dear Sirs:

Re:	Western Goldfields Inc.
- Reorganization of Western Goldfields, Inc.

We have acted as counsel to Western Goldfields Inc. (the “Corporation”), a corporation organized in the Province of Ontario, Canada, in connection with the proposed reorganization (the “Reorganization”) of Western Goldfields, Inc. (“WG Idaho”), pursuant to the proposed agreement and plan of merger (the “Agreement and Plan of Merger”) among the Corporation, WG Idaho and Western Goldfields (USA) Inc.

Pursuant to the Agreement and Plan of Merger, each issued and outstanding share of common stock of WG Idaho will be exchanged for one common share of the Corporation. The Agreement and Plan of Merger is more fully described in the registration statement (the “Registration Statement”) relating to the registration of the common shares of the Corporation to which this opinion is an exhibit, which is being filed by the Corporation with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

Assumptions and Qualifications

We have assumed the legal capacity of all individuals, the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic or original documents of all documents submitted to us as certified, conformed, telecopied or photostatic copies.

We have further assumed that the transactions related to the Reorganization or contemplated by the Agreement and Plan of Merger will be consummated in accordance with the Agreement and Plan of Merger and as described in the Registration Statement.

Laws

We are solicitors qualified to practice law in the Province of Ontario and we express no opinions as to any laws or any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable therein that are in effect on the date hereof.

Reliance

The opinions expressed below are based on legislation, regulations and facts in effect on the date hereof. We have considered such questions of law and examined such statutes, regulations, public and corporate records and certificates of officers of the Corporation and other documents as we have considered appropriate and necessary for the purpose of our opinion. In particular, we have relied on a certificate of even date herewith of officers of the Corporation. Our opinion is conditioned, among other things, not only upon such accuracy and completeness as of the date hereof, but also the continuing accuracy and completeness thereof as of the effective time of the Reorganization. We assume no obligation to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention with respect to the opinions expressed herein, including any changes in applicable law that may hereafter occur.

Based and relying upon and subject to the foregoing and the qualifications hereinbefore expressed, we are of the opinion that at the date hereof:

1.
The issuance of the Common Shares to be issued by the Corporation in connection with the Reorganization has been approved by the board of directors of the Corporation and such shares, when issued in accordance with the Agreement and Plan of Merger, will be validly issued as fully paid and non-assessable.

2.
The discussion contained in the Registration Statement under the caption “Certain Canadian Federal Tax Consequences” represents our opinion of the material Canadian Federal income tax consequences of the Reorganization.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. This opinion is intended solely for use in connection with the Reorganization.

Yours very truly, /s/ CASSELS BROCK & BLACKWELL LLP